UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 23, 2008
Republic Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-14267	65-0716904

(Commission File Number)	(IRS Employer Identification No.)

110 SE 6th Street, 28th Floor, Fort Lauderdale, Florida	33301

(Address of Principal Executive Offices)	(Zip Code)
(954) 769-2400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 8.01. OTHER EVENTS.
SIGNATURES

ITEM 8.01. OTHER EVENTS.
On March 28, 2007, Republic Services of Ohio II, LLC (“Republic-Ohio”), an Ohio limited liability company and wholly owned subsidiary of Republic Services, Inc. (the “Company”), was issued Final Findings and Orders (the “F&Os”) from the Ohio Environmental Protection Agency (“OEPA”). The F&Os relate to environmental conditions attributed to a chemical reaction resulting from the disposal of certain aluminum production waste at the Countywide Recycling and Disposal Facility (“Countywide”) in East Sparta, Ohio. The F&Os and certain other remedial actions Republic-Ohio has agreed with the OEPA to undertake to address the environmental conditions, include, without limitation, the following actions: (a) prohibiting leachate recirculation, (b) refraining from the disposal of solid waste in certain portions of the site, (c) updating engineering plans and specifications and providing further information regarding the integrity of various engineered components at the site, (d) performing additional data collection, (e) taking additional measures to address emissions, (f) expanding the gas collection and control system, (g) installing a “fire” break, (h) removing liquids from gas extraction wells, and (i) submitting a plan to the OEPA to suppress the chemical reaction and, following approval by the OEPA, implementing such plan. Currently, Republic-Ohio is performing certain interim remedial actions required by the OEPA, but the OEPA has not approved Republic-Ohio’s plan to suppress the chemical reaction.
Republic-Ohio recently received additional orders from the OEPA. These orders require certain actions to be taken by Republic-Ohio at Countywide including additional air quality monitoring and the installation and continued maintenance of gas well dewatering systems.
Republic-Ohio also entered into an Agreed Order on Consent (“AOC”) with the United States Environmental Protection Agency (“U.S. EPA”). The AOC requires reimbursement of costs incurred by the U.S. EPA and requires certain actions to be taken by Republic-Ohio at Countywide including, without limitation: (a) designing and installing a temperature and gas monitoring system, (b) designing and installing a composite cap or cover, and (c) developing and implementing an air monitoring program.
Based upon current information and engineering analyses and discussions with the OEPA and U.S. EPA subsequent to the signing of the above-mentioned agreements, the Company now believes that the costs for Republic-Ohio to comply with the ongoing requirements of the F&Os, the additional orders received from the OEPA and the orders received from the U.S. EPA will be approximately $34 million in excess of costs previously accrued. These costs include placing an enhanced cap (in excess of Countywide’s current permit requirements) over certain portions of the landfill. The Company will record a $34 million charge to income from continuing operations before provision for income taxes, or approximately $.11 per diluted share, during the three months ending June 30, 2008, based on management’s best estimates of the incremental costs of compliance. The Company will adjust this charge, if necessary, to reflect the effects of new or additional information, to the extent that such information impacts the costs, timing or duration of the required actions. Approximately $8 million of these additional costs are expected to be paid during the remainder of 2008. The remaining additional costs are expected to be paid during 2009 through 2011.
The Company intends to comply fully with the orders issued by the U.S. EPA. In addition, the Company has complied with the orders previously issued by the OEPA. However, it has requested relief with respect to certain requirements of the orders received from the OEPA as it believes such requirements should no longer be considered essential in light of the work the Company has now agreed with the U.S. EPA to perform.
The Company has previously provided extensive disclosure regarding the environmental conditions at Countywide in its Current Reports on Form 8-K dated April 3, 2007 and October 18, 2007, as well as in its Quarterly Reports on Form 10-Q beginning with the period ended March 31, 2007 and in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company invites the reader to review these prior filings for a history of this matter.
The Company is also reaffirming its previous guidance for free cash flow for 2008 of $340 million to $350 million. This guidance includes payments that are expected to be made during 2008 associated with the charges that the Company will have recorded through June 30, 2008 for Countywide.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills turn out to be correct or appropriate, compliance with, and future changes in, environmental regulations, the Company’s ability to obtain approvals from regulatory agencies in connection with operating and expanding the Company’s landfills, risks associated with undisclosed liabilities of acquired businesses, and other factors contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 23, 2008	REPUBLIC SERVICES, INC.
	By:	/s/ Tod C. Holmes
Tod C. Holmes
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Charles F. Serianni
Charles F. Serianni
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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